Exhibit 10.24

ENHANCED SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Enhanced Separation Agreement and General Release of Claims (the “Agreement”) is made and entered into by Michael Griffith for himself and his spouse, if applicable, and their attorneys, heirs, dependents, beneficiaries, executors, administrators, successors, and assigns (collectively, referred to in this Agreement as “Employee”) and inVentiv Health, Inc. (“inVentiv”), any parent, subsidiary, affiliate, successor, predecessor or otherwise related companies (collectively, referred to in this Agreement as the “Company”). This Agreement supersedes all prior employment agreements or employment arrangements of any kind Employee may have entered into with the Company, other than any obligations of Employee that survive the termination of Employee’s employment expressly or by necessary implication of the Severance and Non-Competition Agreement between Employee and the Company, dated as of May 10, 2014 (the “Severance Agreement”), including without limitation (except as  modified herein) Employee’s non-disclosure, non-competition, non-solicitation, and intellectual property assignment obligations therein, which are hereby incorporated by reference into this Agreement (all such obligations, the “Continuing Obligations”), a copy of which is attached hereto as Exhibit A. This Agreement shall become effective as of the Effective Date as defined in Section ELEVEN below.  Notwithstanding the foregoing, this Agreement shall not supersede the Additional Separation Agreement (as defined in Section TWO below) if Employee signs such agreement within 21 days of the date that he receives the final version of it and does not revoke such agreement.   Notwithstanding Section 7(b) of the Severance Agreement, for purposes of this Agreement, “affiliate” and “Affiliated Company” shall not include any other portfolio companies of Thomas H. Lee Partners (or any future private equity parent of inVentiv) which are engaged in a different line of business than inVentiv and are affiliated with inVentiv solely as a result of such common ownership.   In full and fair consideration of the agreements and conditions set forth below, the parties agree as follows:

ONE:Termination from Employment.

Employee acknowledges that his employment with the Company will end effective on the close of business on March 15, 2016 (“Termination Date”), after which date he warrants that he has not represented and will not represent himself as employed by or associated with the Company or its affiliates or its or their clients.

TWO:Separation Payments and Benefits.

In consideration of Employee’s acceptance of this Agreement and provided that Employee (i) timely signs this Agreement, (ii) executes the additional Separation Agreement and General Release of Claims (“Additional Separation Agreement”), appended hereto, within twenty-one (21) days of the Termination Date, and does not revoke the same, (iii) remains off the Company’s premises and refrains from contacting the Company’s employees (except for contact with Michael Bell and Eric Green in the course of negotiating this Agreement or the Additional Separation Agreement),  the Company’s shareholders, clients or customers, or any members of the press regarding the Company without the Company’s prior written consent until this Agreement and the Additional Separation Agreement become effective, and (iv) continues to abide by the obligations under this Agreement, the Continuing Obligations, and the Additional Separation Agreement, the Company agrees to provide Employee with severance benefits as follows:

(a)

Separation Bonus.  A bonus in an amount equal to Six Hundred Fifty Thousand Dollars $650,000 (the “Separation Bonus”), of which $450,000 shall be regarded as Employee’s annual bonus for fiscal year 2015 and paid in 2016 when bonuses in respect of fiscal year 2015 are paid to employees generally, and the remaining $200,000 shall be regarded as Employee’s annual bonus for fiscal year 2016 and paid in 2017 when bonuses in respect of fiscal year 2016 are paid to employees generally.  For clarity, the Separation Bonus shall replace the Pro Rata Bonus (as defined in the Additional Separation Agreement), if Employee has executed the Additional Separation Agreement.

(b)	Equity.
(1)

Option Holdings.  Employee currently holds options to purchase an aggregate of 36,053 shares of common stock (collectively, the “Options”) of inVentiv Group Holdings, Inc. (“Holdings”), which were granted under Holdings’ 2010 Equity Incentive Plan (the “Plan”).  21,595 of the Options were granted under the Non-Statutory Stock Option Agreement between Holdings and Employee dated July 2,

2015 (the “Option Agreement”), and 14,458 of the Options were granted under the Non-Statutory Replacement Stock Option Agreement between inVentiv Group Holdings, Inc. and Employee dated July 2, 2015 (the “Replacement Option Agreement”).  As of the Termination Date, 4,687 Options are vested and exercisable (the “Vested Options”), and 31,366 Options are unvested.

(2)

Treatment of Options. Notwithstanding anything set forth in the Plan, the Option Agreement,  the Replacement Option Agreement or  the Additional Separation Agreement, the Options will be treated as follows

i.

Except as provided below, the Vested Options will remain outstanding and exercisable in accordance with the terms of the Option Agreement and Replacement Option Agreement, as applicable, until the 90th day following July 2, 2018;

ii.

1,893 unvested Options subject to time-based vesting (the “Time-Based Enhanced Options”) (60% of which were granted pursuant to the Option Agreement and 40% of which were granted pursuant to the Replacement Option Agreement) will remain outstanding and eligible to time vest in three equal tranches of 631 Options on each of July 2, 2016, July 2, 2017, and July 2, 2018;

iii.

2,344 unvested Options subject to EBITDA-based performance vesting (the “EBITDA-Based Enhanced Options,” and collectively with the Time-Based Enhanced Options, the “Enhanced Options”) (60% of which were granted pursuant to the Option Agreement and 40% of which were granted pursuant to the Replacement Option Agreement) will remain outstanding and eligible to performance vest in two equal tranches of 1,172 Options on each of December 31, 2016 and December 31, 2017 provided that the Company meets the applicable EBITDA performance targets for such vesting dates set forth in the Option Agreement and Replacement Option Agreement; and

iv.

To the extent vested as of July 2, 2018, the Enhanced Options will remain outstanding and exercisable in accordance with the terms of the Option Agreement and Replacement Option Agreement, as applicable, until the 90th day following July 2, 2018.

Furthermore, in the event of a Covered Transaction (as defined in the Plan), Holdings may take such actions as permitted under the Plan with respect to the Vested Options and the Enhanced Options, which actions may include limiting the period in which the Vested Options and the Enhanced Options may be exercised provided, however, that Employee shall not be singled out amongst former employees (or, if there are no former employees then holding Options, amongst all employees) for disproportionately adverse treatment.  Subject to the foregoing, the Vested Options and the Enhanced Options shall otherwise be subject to the terms of the Company’s 2010 Equity Incentive Plan, the Option Agreement, the Replacement Option Agreement, the Stockholders Agreement by and among inVentiv Group Holdings, Inc., inVentiv Midco Holdings, Inc., inVentiv Holdings, Inc., inVentiv Acquisition, Inc. and the Investors, Other Investors, and Managers named therein dated as of August 4, 2010 (the “Stockholders Agreement”), and any other agreements existing or to be entered into in the future between Employee and the Company relating to the Company’s equity (collectively, the “Equity Documents”); provided, that, in the absence of a violation of any applicable agreement, Employee shall not be singled out amongst former employees (or, if there are no former employees then holding Options, amongst all employees) for disproportionately adverse treatment.  For the avoidance of doubt, Employee shall become fully vested in his unvested Options on the same basis as active employees of the Company generally in the event of a Covered Transaction.

(3)

Termination of Other Unvested Options.  All of Employee’s remaining 27,129 unvested Options shall terminate as of the Termination Date in accordance with the Company’s 2010 Equity Incentive Plan, the Option Agreement and the Replacement Option Agreement.

(4)

Forfeiture of RSUs. Employee currently holds 7,997 restricted stock units (“RSUs”) of Holdings pursuant to the Restricted Stock Unit Agreement between Holdings and Employee dated June 20, 2014 (the “RSU Agreement”).  All of Employee’s RSUs shall be forfeited and terminated as of the Termination Date in accordance with the terms of the RSU Agreement.

(c)	Vacation Pay, Business Expenses, and Accrued Benefits.
(1)

Vacation.  Employee will be paid, at his final base rate of pay, for any vacation days he had earned but not used as of the Termination Date, determined in accordance with Company policy and as reflected on the books of the Company.

(2)

Business Expenses. Within two (2) weeks following the Termination Date, Employee must submit his final expense reimbursement statement reflecting all business expenses incurred through the Separation Date, if any, for which Employee seeks reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same.  The Company will reimburse Employee for his authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

(3)

Accrued Benefits.  Except as otherwise provided under this Agreement or the Additional Separation Agreement, Employee’s participation in all employee benefit plans of the Company ended as of the Termination Date, in accordance with the terms of those plans.  Employee acknowledges that he will not continue to earn paid time off or other similar benefits after the Termination Date.  Employee shall receive all accrued and vested benefits in accordance with the terms of the applicable ERISA benefit plan(s) maintained by the Company.

(d)

Continued Indemnification and D&O Insurance.  The Company will continue to indemnify Employee and hold Employee harmless against third-party claims for acts or omissions that occurred prior to the Termination Date and in connection with Employee’s work for the Company, to the extent provided under the organizational documents of the Company.  Following Employee’s service as a director and/or officer, as applicable, the Company shall cover Employee in the same amount and to the same extent as other former directors and officers generally are covered under any directors’ and officers’ liability insurance the Company maintains from time to time.

(e)

Legal Fees.  The Company will reimburse Employee in an amount up to $15,000 for reasonable legal fees incurred in connection with the negotiation of this Agreement and the Additional Separation Agreement, upon Employee’s submission of reasonable substantiation of the same.

THREE:Tax Withholdings.

All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by Employee.

FOUR:Acknowledgments.

Employee acknowledges that the Company has paid all sums owed to him, including but not limited to all salary, business expenses, allowances, vacation pay and other benefits and perks as a result of his employment with the Company and/or the termination of that employment.  Employee further acknowledges that in the absence of this Agreement (and his subsequent execution of the Additional Separation Agreement without revocation), Employee would not be entitled to, among other things, the payments and arrangements specified in this Agreement.  Employee further acknowledges that he has no rights under any severance, bonus or incentive plan, program or arrangement, and he hereby waives any rights thereto.  Employee acknowledges that his eligibility for healthcare benefits terminates as of the last day of the month in which his employment terminates, except as to any continuation of healthcare benefits for which he may be eligible under law and which he timely elects.

Employee further acknowledges the following:

(A) if Employee executes both this Agreement and subsequently the Additional Separation Agreement without revocation, he shall be bound by both this Agreement and the Additional Separation Agreement, and he shall be entitled to the benefits provided in this Agreement and the benefits (other than the Pro Rata Bonus) provided in the Additional Separation Agreement (which benefits reflect the benefits provided in the Severance Agreement).

(B) If Employee only executes this Agreement and does not subsequently execute the Additional Separation Agreement without revocation, the pre-conditions under Section TWO have not been met and he shall (i) not be eligible for the benefits provided in Section TWO, (ii) he shall instead receive a lump-sum, one-time payment in the amount of $50,000 as consideration for his execution of this Agreement, and (iii) he shall remain subject to the obligations otherwise imposed under this Agreement.

(C) Employee need not execute this Agreement in order to execute and become subject to the rights and obligations provided under the Additional Separation Agreement.

Employee further acknowledges that during the term of his employment with the Company, Employee did not request, did not require, and/or was afforded a full opportunity for Family and Medical Leave Act-related rights.

If Employee is an officer or member of the board of directors of the Company or any of its affiliates, Employee hereby acknowledges that he will cooperate in the execution of any document reasonably requested to evidence Employee’s resignation from such position(s).

FIVE:Release.

In exchange for the severance benefits provided to Employee under this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee agrees to release and discharge the Company and any past, present, and future employees, agents, officers, attorneys, directors, shareholders, members, managers and employee benefit programs of any of them, and their agents and insurers (the “Company Related Parties”) from all claims, actions, suits, losses, obligations, demands, liabilities, costs, expenses and causes of action, known or unknown, of any nature whatsoever, from the beginning of time until the date Employee executes this Agreement, whether at law or in equity, (each individually, a “Claim” and collectively, the “Claims”) which Employee has or may have against the Company or the Company Related Parties related to Employee’s employment with the Company, under the Severance Agreement or otherwise, or the termination of that employment.

Employee also releases any and all Claims he may have under any federal, state or local ordinances, statutes or common law, including but not limited to any Claim for defamation, promissory estoppel, breach of contract, interference with economic advantage, wrongful termination, retaliatory discharge, harassment, discrimination or intentional infliction of emotional distress or under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Family and Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act, as amended, the Rehabilitation Act of 1973, as amended, the Americans with Disabilities Act of 1990, as amended, the Consolidated Omnibus Budget Reconciliation Act, as amended, the Health Insurance Portability and Accountability Act, as amended, the Fair Labor Standards Act, as amended, the Sarbanes-Oxley Act, as amended, the state wage and hour, wage payment and fair employment practices laws and statutes of the Commonwealth of Massachusetts and any other state or states in which Employee has provided services to the Company; or any other federal, state or local laws or regulations prohibiting employment discrimination or regulating employment or termination of employment (but not including the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers’ Benefit and Protection Act).  This also includes a release by Employee of any Claims for wrongful discharge, constructive discharge, whistleblowing, breach of contract, and any common law Claims relating to or arising from his employment or the termination thereof.

This Agreement specifically includes any and all Claims for damages or penalties relating to or in any way connected with the matters referred to herein, whether or not now known or suspected to exist, and whether or not specifically or particularly described or referred to herein.  Employee expressly waives any right or claim of right to assert hereafter that any Claim has, through ignorance, oversight or error, been omitted from the terms of this Agreement.  Employee represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim, known or unknown to exist, or any portion thereof or interest therein, which he has or may have had against the Company or the Company Related Parties.

The Company agrees to release and discharge Employee from all Claims which, to the knowledge of Michael Bell or Eric Green, the Company has or may have against Employee as of the date of this Agreement related to Employee’s employment with the Company other than (a) any violations of law, and (b) any claims for breaches of this Agreement, the Additional Separation Agreement, the Severance Agreement, or any of the Equity Documents.

SIX:No Claims or Lawsuits.

Employee represents that he has not filed any complaints, charges, lawsuits or requests for investigation against the Company, with any local, state or federal agency or court, that he will not do so at any time hereafter with respect to the matters referred to in Section FIVE above, and that if any such agency or court assumes jurisdiction of any complaint or charge against the Company, on behalf of Employee, he will request such agency or court to dismiss the matter.  In addition, Employee promises never to make a Claim or file any complaint, charge, lawsuit or request for investigation asserting any Claims that are released in Section FIVE above against the Company.

Nevertheless, this Agreement does not prevent Employee from (i) reporting or otherwise communicating concerning possible violations of federal law or regulation to or with any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation; (ii) filing a charge of discrimination with the Equal Employment Opportunity Commission; (iii) cooperating with the Equal Employment Opportunity Commission in an investigation of alleged discrimination; or (iv) testifying in any cause of action when required to do so by law or if requested to do so by any governmental, administrative or regulatory body with apparent jurisdiction provided that he has notified the Company (where legally permitted) of such governmental, administrative or regulatory request promptly after receipt of such request.  However, except where prohibited by law, Employee waives his right to recover any damages, attorneys’ fees, or other relief in any Claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on Employee’s behalf under Title VII of the Civil Rights Act of 1964, as amended, or the Americans With Disabilities Act, as amended, and under any Claim on his behalf under any other federal, state or local law.  Notwithstanding the foregoing, Employee is not waiving his rights to (i) claims for breaches of this Agreement or the Additional Separation Agreement, (ii) claims for vested and accrued benefits under the Company’s benefit plans, (iii) claims with respect to indemnification and coverage under applicable directors’ and officers’ liability insurance policies and (iv) claims which may not be released under applicable law.

SEVEN: Restrictive Covenants.

In addition to the Continuing Obligations, and in consideration of the severance and equity benefits provided hereunder, and in recognition of Employee’s role as a senior officer of inVentiv with broad access to  material confidential and proprietary information of the Company, and in order to protect the Company’s goodwill and other legitimate business interests, Employee shall be subject to non-competition, non-solicitation, and no-hire obligations with the same geographic restrictions and covering the same scope of activities as provided in the Severance Agreement for a period of 18 months after Employee’s Termination Date (the “Restricted Period”), provided, however, that notwithstanding the terms of the Severance Agreement and for the avoidance of doubt, Employee during the Restricted Period shall not be employed by or otherwise provide services to, in any role or capacity whatsoever, any person, business or entity which is engaged in any portion of the Company’s Business as defined in the Severance Agreement; provided, however, that Employee may become employed by or render services to a company or other entity that is engaged in one or more business lines that compete with the Company’s Business and in other business lines that do  not compete with the Company’s Business so long as Employee (i) is not employed by, does not render any services to or in respect of, does not share any confidential information of the Company with, and does not have any other involvement with or responsibility for, such competitive line or lines of business, (ii) provides advance notice to inVentiv’s general counsel prior to assuming such role, and (iii) provides, upon reasonable written request of the Company, reasonable assurance of his compliance with the requirements of clause (i) of this proviso.     Further, solely for purposes of the Bad Leaver provisions of the Stockholders Agreement,  Employee’s non-competition obligations in the Severance Agreement, as modified and clarified by the preceding sentence, shall continue until the latest of (i) the date the Vested Options and the Enhanced Options or any portion thereof are no longer outstanding and exercisable, (ii) 90 days after Employee exercises his last Option, or (iii) March 15, 2018 (the “Equity Restricted Period”).  If the Company discovers at any time that Employee breached his non-competition obligations under this Agreement or any other agreement during the Equity Restricted Period, the Company shall have the right to cancel and nullify all of Employee’s Enhanced Options regardless of whether they were vested or unvested, or if such Enhanced Options have already been exercised, to invoke its call right at the Bad Leaver Price as provided in Section 5.1.3 of the Stockholders Agreement, and Employee shall have no cure period with respect to such violations.  The foregoing restrictions shall be cumulative with and not in the alternative to each other and/or to the Continuing Obligations.

Further, if Employee holds any shares of common stock in Holdings as a result of an exercise of the Vested Options or the Enhanced Options, Employee agrees not to attend or otherwise participate in any shareholder meetings of the Company for as long as he holds any such shares. During the Restricted Period, Employee shall remain off the Company’s premises and, unless Employee obtains the prior written consent of the Company  Employee shall refrain from contacting, in each case with respect to communications concerning the Company or its business,  (i) the Company’s employees (other than as necessary to comply with Sections SIXTEEN (Return of Company Property) and SEVENTEEN (Company Investigations) of this Agreement or with respect to matters pertaining to his entitlement to post-employment benefits), (ii) the Company’s shareholders, (iii) clients or customers, or (iv) any members of the press.

EIGHT: Confidential Information.

Subject to the second paragraph of Section SIX above and subject to any truthful testimony or document production in the event of any litigation between the Company and Employee, Employee agrees that during his employment with the Company and at all times after his termination from employment with the Company, he is prohibited from disclosing, using or relying on, and must at all times protect, all Company confidential information of any kind.  This includes but is not limited to all information regarding the Company’s business, including but not limited to information regarding its business strategy, operations, business development, contracts, risks, risk management strategy, insurance coverage, claims, actual or pending litigation, clients, vendors, financial information, and any other information considered by the Company to be confidential or proprietary to it, but does not include information in the public domain other than as a result of Employee’s wrongful actions. For the avoidance of doubt, any other similar confidentiality obligations applicable to Employee shall also be subject to (a) the second paragraph of Section SIX above, (b) any truthful testimony or document production in the event of any litigation between the Company and Employee, and (c) exclusions for information in the public domain other than as a result of Employee’s wrongful actions.

NINE:Non-Admission of Liability.

This Agreement shall not in any way be construed as an admission by the Company or Employee of any acts of wrongdoing whatsoever against Employee or the Company, respectively, or

any other person.   The Company specifically disclaims any liability to or wrongdoing against Employee or any other person.

TEN:Consequences of Employee’s Violation of Agreement.

In addition to the forfeiture of benefits provided under Section TWO, the following shall apply in event of a breach of this Agreement:

(a)

Except as otherwise provided herein, if Employee breaches Section SIX of this Agreement by filing or refusing to dismiss a complaint, charge, grievance, arbitration, or lawsuit based on claims that Employee has released, Employee will pay for all costs, fees and expenses incurred by any person he complains against or sues in violation of this Agreement in defending against Employee’s claims, including, without limitation, reasonable attorneys’ fees.

(b)

Subject to the foregoing subsection (a), Employee and the Company agree that in any court, arbitration or other dispute resolution proceedings arising out of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs incurred by it or him in connection with resolution of the dispute in question in addition to any other relief granted thereby.

(c)

Furthermore, in the event that Employee breaches this Agreement, Employee acknowledges and agrees that the Company will be damaged irreparably and the Company shall be entitled to an injunction or injunctions to prevent such breach and to enforce specifically this Agreement and the terms, conditions and provisions hereof, in addition to any other remedy to which it may be entitled, at law or in equity.

(d)

Notwithstanding the foregoing, the Company shall provide Employee with written notice of any breach of this Agreement and a cure period of 5 business days following receipt of such written notice for Employee to cure such breach, if such breach is curable and not a breach of the non-competition restrictions  under Section SEVEN (Restrictive Covenants) of this Agreement.

ELEVEN:Period for Review and Consideration of Agreement.

In signing this Agreement, Employee acknowledges that he has carefully read and fully understands all of the provisions of this Agreement, that he has been given a reasonable time within which to consider this Agreement, and that he is voluntarily entering into this Agreement. If the terms of this Agreement are acceptable to Employee, Employee acknowledges that he must sign, date and return this Agreement to the Company so that it is received no later than noon Eastern Standard Time on March 15.  On the date Employee signs and returns this Agreement to the Company (the “Effective Date”), it will take effect as a legally-binding agreement between Employee and the Company on the basis set forth herein and shall not thereafter be subject to revocation.

TWELVE:Binding Agreement.

This Agreement shall be binding upon and inure to the benefit of inVentiv’s and Employee’s heirs, administrators, representatives, executors, parents, successors, affiliates, and assigns provided, that, neither party may assign this Agreement other than to a successor in the event of a corporate transaction.

THIRTEEN:Confidentiality of Agreement.

Subject to the second paragraph of Section SIX above, Employee represents and agrees that he will keep the terms (including payment amounts) of this Agreement confidential (except to the extent publicly disclosed by the Company), and that he will not disclose any information concerning this Agreement to anyone, including but not limited to any past or present employee of the Company, except (a) as may be required by law, (b) to his immediate family and as necessary to his attorneys and tax advisors and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others,and (c) to prospective employers or partners in order to demonstrate his ongoing restrictive covenants (and for the avoidance of doubt, Employee may disclose the terms of the Severance Agreement, the operative restrictive covenant provisions only of the Additional Separation Agreement  (if applicable) and the operative restrictive covenant provisions only of this Agreement for such purpose).  The Company agrees to keep the terms (including payment amounts) of this Agreement confidential, and that it will not disclose any information concerning this Agreement to anyone, including but not limited to any past or present employee of the Company, except (a) to those having a business need to know, (b) in SEC or other governmental filings, and (c) as may be required to be disclosed by law.

FOURTEEN:Entire Agreement.

This Agreement (together with the Additional Separation Agreement, if that agreement has been signed by Employee and remains in effect) sets forth the entire agreement between the parties, and fully supersedes any and all prior oral or written agreements or understandings between the parties pertaining to the subject matter of this Agreement, although nothing in this Agreement shall be read to diminish or affect the validity of Employee’s Continuing Obligations or Employee’s obligations set forth in the Equity Documents.  This Agreement can be modified, amended or revoked only by express written consent signed by both Employee and the Company.  Employee acknowledges that in executing this Agreement, he has not relied on any other representation, statement, agreement or promise by the Company regarding this Agreement other than those expressly contained herein.

FIFTEEN:	Severability.

Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and said illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement.  If any court or arbitrator construes any of the obligations of Employee hereunder to be unreasonable because of the duration of such provision or the geographic or other scope thereof, such court or arbitrator shall reduce the duration or restrict the geographic or other scope of such provision and enforce such provision as so reduced or restricted to the greatest extent possible.  Employee agrees that the Restricted Period in Section SEVEN and any period of restriction applicable to the Continuing Obligations shall be tolled, and shall not run, during any period of time in which he is in violation of the terms thereof, in order that the Company and its affiliates shall have all of the agreed-upon temporal protection recited herein.

SIXTEEN:	Return of Company Property.

As a material condition of this Agreement, Employee further represents and warrants that he has transferred to the Company all property and information of the Company or the Company’s clients which came into his possession or were developed by him in the course of his employment with the Company, including but not limited to project files, keys, reports, customer lists, credit cards, computers, facsimile machines, furniture, office supplies, pagers, printers or cars.  Employee further represents and warrants that he has retained no copies of any such materials or other items; and further, if he should discover that any such materials or other items, or copies thereof, are in his possession or control, he will promptly return them to the Company without disclosure to others.  If Employee fails to return the items detailed in this paragraph before execution of this Agreement, or if the items returned are discovered to be damaged, incomplete, or otherwise not in the same condition as when provided to employee, the Company shall, if Employee has breached this obligation, have no obligation to pay Employee the monies detailed in Section TWO; provided that in the event of damage to Company physical property, the Company shall solely reduce the payments by the cost of such damage.  Employee shall not be viewed as in breach of this Section SIXTEEN unless and until the Company has provided Employee with written notice of his failure to comply and Employee has not complied within 5 days following receipt of such written notice, so long as Employee has not otherwise violated his obligations under this Agreement with respect to such property or information (for example, by disclosing such information to a third party).  Also, all Company-sponsored credit cards must have a zero (0) balance prior to the payment of the severance benefits or the making of the other beneficial arrangements provided herein.  Furthermore, recognizing that Employee’s employment with the Company has terminated as of the Termination Date, Employee agrees that he will not, for any purpose, attempt to access or use any computer or computer network or system of the Company, including without limitation the electronic mail system.  Further, Employee acknowledges that he has disclosed to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which Employee has password-protected  on any computer equipment, network or system of the Company .  Notwithstanding the foregoing, Employee shall be permitted to retain any compensation-related information or information reasonably needed for tax planning or preparation purposes, and the Company shall attempt in good faith to provide Employee with a copy of any of Employee’s personal contacts, calendar, correspondence unrelated to the Company’s business, to the extent such information can be efficiently identified and separated.

SEVENTEEN:	Company Investigations.

Employee agrees to make himself reasonably available to and cooperate reasonably with the Company in any internal investigation or administrative, regulatory, or judicial proceeding.  Employee understands and agrees that his cooperation would include, but not be limited to, providing factual information about which he has knowledge due to his employment with the Company , making himself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to prepare for and give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and , to the extent legally permitted, turning over all relevant documents which are or may come into his possession.  Any such cooperation shall be subject to Employee’s reasonable business and personal commitments and shall not require Employee to cooperate against his own legal interests or the legal interests of any future employer. Employee understands that in the event the Company asks for his cooperation in accordance with this provision, the Company will reimburse him for reasonable expenses (including travel expenses in accordance with Company policy), approved by the Company in advance, upon his submission of appropriate documentation. If Employee is required to render more than 15 hours of service in any three-month period, he shall be compensated by the Company, to the extent permitted by applicable laws, at the rate of $300 per hour for such excess hours.

EIGHTEEN:	Governing Law/Dispute Resolution.

This Agreement is made and entered into in the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts without regard to Massachusetts law regarding choice of law.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.  In the event of any dispute regarding this Agreement, Employee hereby consents and submits to the exclusive jurisdiction of the federal and state courts in and of the Commonwealth of Massachusetts.

NINETEEN:	Non-Disparagement.

Subject to the second paragraph of Section SIX above and the first sentence of Section EIGHT above, Employee agrees that he has not and will not disclose any negative, adverse or derogatory comments that would be reasonably expected to constitute disparagement or that would reasonably be considered derogatory or detrimental to the good name or business reputation of the Company or the Company Related Parties (other than shareholders who acquired shares of the Company’s common stock in or subsequent to an initial public offering), except that nothing in this provision shall be deemed to limit or affect Employee’s giving truthful testimony under oath pursuant to a subpoena or as otherwise required by law.  The Company will use reasonable efforts to instruct its senior officers and directors to not disparage Employee at any time, and shall not make any public statements that would be reasonably be expected to constitute disparagement of Employee other than as required by law or as part of an SEC or other governmental filing.

TWENTY:Announcement.

The Company and Employee will work to agree on talking points used to communicate the termination of his employment both internally within the Company and externally, recognizing that even in the absence of such agreement, the Company will be obliged both internally and externally concerning the termination of his employment.

TWENTY-ONE:	No Re-Employment Obligation.

Employee agrees that in the event he re-applies for employment (or engagement as an independent contractor) with the Company, the Company shall have no obligation to re-hire or engage him.

TWENTY-TWO:  Counterparts.

This Agreement may be executed in one (1) or more counterparts, including by facsimile copies or by electronic scan copies delivered by email, each of which shall be deemed an original and all of which together shall constitute one (1) instrument.

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PLEASE READ THIS AGREEMENT CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT.

inVentiv Health, Inc.

/s/ Michael Griffith_________/s/ Eric Green_______

By: MICHAEL GRIFFITHBy:  Eric R. Green

Title:   General Counsel

Date: March 16, 2016	Date: March 16, 2016

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